Item 77(i) - Terms of New or
Amended Securities

AMENDMENT TO
DECLARATION AND
AGREEMENT OF TRUST
In response to Sub-Item 77i(b),
Amendment to Declaration and
Agreement of Trust, dated as of
September 17, 2015, of Lord Abbett
Investment Trust (the "Trust"), a
Delaware statutory trust, (i) the
establishment of a new series of
shares of the Trust to be designated
the "Lord Abbett Core Plus Bond
Fund;" and (ii) the establishment of
the following classes of the Lord
Abbett Core Plus Bond Fund: Class
A, Class C, Class F, Class I, Class
R2, and Class R3, Class R4, Class
R5, and Class R6
The Amendment to the Declaration
and Agreement of Trust is hereby
attached as Item 77Q1(d).